EXHIBIT 99.1

Press Release New York

SOTHEBY’S ANNOUNCES EARLY RESULTS OF DEBT TENDER OFFER

December 7, 2010, New York – Sotheby’s (NYSE: BID) today announced the early tender results for its previously announced modified “Dutch auction” tender offer (the “Tender Offer”) for up to $50,000,000 of its outstanding 7.75% Senior Notes due 2015 (the “Notes”). The terms and conditions of the Tender Offer are set forth in Sotheby’s Offer to Purchase for Cash, dated November 22, 2010, and the accompanying Letter of Transmittal (together, the “Offer Documents”). All terms and conditions of the Tender Offer remain unchanged.

According to information provided by Global Bondholder Service Corporation, the despositary and information agent for the Tender Offer, $47,744,000 aggregate principal amount of Notes were validly tendered (and not validly withdrawn) on or before 5:00 p.m., New York City time, on December 6, 2010 (the “Early Tender Date”). A summary of the Tender Offer is outlined below.

Title of Security	CUSIP Number	Principal Amount Outstanding(1)	Early Tender Payment(2)	Total Consideration (Acceptable Range)(2)(3)	Principal Amount Tendered as of Early Tender Date	Percent of Outstanding Principal Amount

7.75% Senior Notes due June 15, 2015	835898AE7	$128,250,000	$30	$1050 to $1100	$47,744,000	37.23%

(1) Aggregate principal amount outstanding as of November 18, 2010.
(2) Per $1,000 principal amount of Notes accepted for purchase.
(3) Includes the Early Tender Payment.

Holders of Notes that validly tendered and did not validly withdraw their Notes on or before the Early Tender Date will be eligible to receive the Total Consideration for their Notes. The “Total Consideration” for each $1,000 principal amount of Notes validly tendered (and not validly withdrawn) pursuant to the Tender Offer at or prior to the Early Tender Date and which are accepted for purchase by Sotheby’s pursuant to the Tender Offer will be equal to the Clearing Price (as defined in the Offer Documents). The Total Consideration includes an amount (the “Early Tender Payment”) equal to $30 for each $1,000 principal amount of Notes accepted for purchase. Holders who have not already tendered their Notes may continue to do so at any time prior to 11:59 P.M., New York City Time, on December 20, 2010, unless extended or earlier terminated by Sotheby’s (the “Expiration Date”). The Withdrawal Date has passed and has not been extended. Sotheby’s reserves the right to amend, extend or terminate the Tender Offer at any time.

Holders whose Notes are accepted by Sotheby’s for purchase pursuant to the Tender Offer will also be eligible to receive accrued and unpaid interest on the Notes accepted for purchase, up to, but excluding, the date of payment of the applicable consideration (the “Settlement Date”). The Settlement Date for the Offer will occur promptly following the Expiration Date.

Goldman, Sachs & Co. is serving as Dealer Manager in connection with the Tender Offer. Global Bondholder Services Corporation is serving as Depositary and Information Agent in connection with the Tender Offer. Persons with questions regarding the Tender Offer should contact Goldman, Sachs & Co. at 800-828-3182 (toll free) or 212-357-4692 (collect). Requests for copies of the Offer to Purchase or related Letter of Transmittal may be directed to Global Bondholder Services Corporation at 866-937-2200 (toll free) or 212-430-3774 (collect).

This press release is for informational purposes only and does not constitute an offer to purchase, the solicitation of an offer to purchase or a solicitation of tenders. The information in this press release is subject in all respects to the terms and conditions set forth in the Offer Documents. The Tender Offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. No recommendation is made as to whether or not Holders of Notes should tender their Notes pursuant to the Tender Offer. The Tender Offer is being made solely pursuant to the Offer Documents, which more fully set forth and govern the terms and conditions of the Tender Offer. The Offer Documents contain important information and should be read carefully before any decision is made with respect to the Tender Offer.

About Sotheby’s
Sotheby’s is a global company that engages in art auction, private sales and art-related financing activities. Sotheby’s operates in 40 countries, with principal salesrooms located in New York, London, Hong Kong and Paris. Sotheby’s also regularly conducts auctions in six other salesrooms around the world. Sotheby’s is listed on the New York Stock Exchange under the symbol “BID”.

Forward-looking Statements
This release contains certain “forward-looking statements” (as such term is defined under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) relating to future events of Sotheby’s. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performances will differ materially from such predictions.